Exhibit 99.1

VMware Reports Second Quarter 2011 Results

•	Year-over-Year Revenue Growth of 37% to $921 Million

•	Operating Margin of 20.3%; Non-GAAP Operating Margin of 31.6%

•	EPS Growth of 183% to $0.51; Non-GAAP EPS Growth of 62% to $0.55

•	Trailing Twelve Months Operating Cash Flows Growth of 46% to $1.5 Billion; Free Cash Flows Growth of 56% to $1.6 Billion

PALO ALTO, Calif., July 19, 2011 — VMware, Inc. (NYSE: VMW), the global leader in virtualization and cloud infrastructure, today announced financial results for the second quarter of 2011:

•	Revenues for the second quarter were $921 million, an increase of 37% from the second quarter of 2010 as reported, and an increase of 35% measured in constant currency.

•

Operating income for the second quarter was $187 million, an increase of 85% from the second quarter of 2010. Non-GAAP operating income for the second quarter was $291 million, an increase of 56% from the second quarter of 2010.

•

Net income for the second quarter was $220 million, or $0.51 per diluted share, compared to $75 million, or $0.18 per diluted share, for the second quarter of 2010. Non-GAAP net income for the quarter was $235 million, or $0.55 per diluted share, compared to $142 million, or $0.34 per diluted share, for the second quarter of 2010.

•

Operating cash flows for the second quarter were $463 million, an increase of 114% from the second quarter of 2010. Free cash flows for the quarter were $443 million, an increase of 91% from the second quarter of 2010.

•	Trailing twelve months operating cash flows were $1.5 billion, an increase of 46%. Trailing twelve months free cash flows were $1.6 billion, an increase of 56%.

•	Cash, cash equivalents and short-term investments were $3.7 billion and unearned revenue was $2.1 billion as of June 30, 2011.

U.S. revenues for the second quarter of 2011 grew 35% to $450 million from the second quarter of 2010. International revenues grew 38% to $471 million from the second quarter of 2010.

License revenues for the second quarter of 2011 were $465 million, an increase of 44% from the second quarter of 2010 as reported, and an increase of 40% measured in constant currency.

Service revenues, which include software maintenance and professional services, were $456 million for the second quarter of 2011, an increase of 30% from the second quarter of 2010.

“VMware’s second quarter results were driven by strength across geographies and record enterprise license agreement bookings as a percentage of total bookings,” said Mark Peek, chief financial officer. “Third quarter 2011 revenues are expected to be in the range of $915 and $940 million, a year-over-year increase of 28% to 32%. The third quarter non-GAAP operating margin is expected to decline sequentially by 260 to 360 basis points. For the year, we expect annual revenues to be in the range of $3.65 billion and $3.75 billion, an increase of 28% to 31% compared to 2010.”

“The quarter’s strong performance reflects the continued adoption of virtualization as a key technology for the next era of computing,” said Paul Maritz, chief executive officer. “VMware will continue to help customers accelerate towards more efficiency, flexibility and automation with VMware vSphere® 5 and the cloud infrastructure suite.”

Recent Highlights & Strategic Announcements

•

In June 2011, VMware announced vFabric 5, an integrated application platform for virtual and cloud environments. vFabric 5 will provide the core application platform for building, deploying and running modern applications by combining our Spring development framework for Java and the latest generation of vFabric application services. We expect vFabric 5 to be generally available in late summer 2011.

•

In June 2011, VMware announced a new collaboration with HP on turnkey solutions to simplify and accelerate virtualization for customers on the journey to cloud computing. The new HP VirtualSystem solutions will be integrated, pre-tested IT infrastructure stacks that will help improve business agility, lower costs and enable cloud computing for enterprise customers of all sizes.

•

In July 2011, VMware announced vSphere 5 and a comprehensive suite of cloud infrastructure technologies. With nearly 200 new and enhanced capabilities, vSphere 5 will set the standard in virtualization, delivering better application performance and availability for all business-critical applications while automating the management of all datacenter resources. VMware vShield™ 5, VMware vCenter™ Site Recovery Manager 5, and VMware vCloud® Director 1.5, products together with VMware vSphere 5 amplify the value customers can realize from virtualized resources by enabling cloud-scale operations. We expect vSphere 5 to begin shipping by the end of our third quarter.

•

During the second quarter, VMware announced the acquisitions of Shavlik Technologies, SlideRocket, SocialCast and Digital Fuel. Shavlik Technologies provides on-premise and SaaS-based management solutions, enabling small and medium-sized businesses to more effectively manage, monitor and secure their IT environments. SocialCast, a modern business communication platform for the enterprise, unites people, information and enterprise applications within collaborative communities. SlideRocket delivers innovative presentation solutions that uniquely leverage modern concepts of cloud computing, collaboration, social media and mobile computing platforms. Digital Fuel enables enterprises to more effectively manage the business impact of IT environments, centralizing visibility of IT costs and integrating financial discipline into IT decisions to deliver meaningful measurements and reports.

VMware plans to host a conference call today to review its second quarter 2011 results and to discuss its financial outlook. The call is scheduled to begin at 2:00 p.m. PT/ 5:00 p.m. ET and can be accessed via the Web at http://ir.vmware.com. The webcast will be available live, and a replay will be available following completion of the live broadcast for approximately 30 days.

About VMware

VMware delivers virtualization and cloud infrastructure solutions that enable IT organizations to energize businesses of all sizes. With the industry leading virtualization platform – VMware vSphere® – customers rely on VMware to reduce capital and operating expenses, improve agility, ensure business continuity, strengthen security and go green. With 2010 revenues of $2.9 billion, more than 250,000 customers and 25,000 partners, VMware is the leader in virtualization, which consistently ranks as a top priority among CIOs. VMware is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com

# # #

VMware, VMware vSphere, VMware vCenter and VMware vCloud are registered trademarks or trademarks of VMware, Inc. in the United States and/or other jurisdictions. Other marks mentioned herein are trademarks which are proprietary to VMware, Inc. or another company.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding VMware’s third quarter and annual revenue projections, expectations regarding third quarter operating margins, continued adoption of virtualization by customers, the role of VMware products in customer implementations of IT and expectations for vFabric 5 and VMware vSphere 5, including their expected release dates. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in consumer or information technology spending; (iii) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization market, and new product and marketing initiatives by our competitors; (iv) factors that affect timing of license revenue recognition such as product announcements and beta programs; (v) our customers’ ability to develop, and to transition to, new products and computing strategies such as cloud computing and desktop virtualization; (vi) the uncertainty of customer acceptance of emerging technology; (vii) changes in the willingness of customers to enter into longer term licensing and support arrangements; (viii) rapid technological and market changes in virtualization software and platforms for cloud and desktop computing; (ix) changes to product development timelines; (x) VMware’s relationship with EMC Corporation and EMC’s ability to control matters requiring stockholder approval, including the election of VMware’s board members; (xi) our ability to protect our proprietary technology; (xii) our ability to attract and retain highly qualified employees; (xiii) the successful integration of acquired companies and assets into VMware; and (xiv) fluctuating currency exchange rates. These forward looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Operating activities:
Net income	$220,158	$74,538	$345,970	$152,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,709	58,556	155,658	112,344
Stock-based compensation, excluding amounts capitalized	85,442	67,836	166,015	131,533
Excess tax benefits from stock-based compensation	(101,256)	(64,583)	(151,264)	(88,501)
Gain on sale of Terremark investment	(56,000)	—	(56,000)	—
Other	2,864	4,442	3,826	5,859
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(54,757)	(77,543)	26,583	107,688
Other assets	(16,133)	(23,406)	(34,053)	(24,251)
Due to/from EMC, net	(35,265)	(23,474)	25,435	2,302
Accounts payable	(11,105)	9,207	(1,707)	6,560
Accrued expenses	102,780	78,098	34,211	26,896
Income taxes receivable from EMC	141,000	2,508	176,444	2,508
Income taxes payable	4,674	16,759	37,601	31,124
Deferred income taxes, net	11,119	(126)	(958)	(4,347)
Unearned revenue	94,566	93,311	212,952	108,401

Net cash provided by operating activities	462,796	216,123	940,713	571,075

Investing activities:
Additions to property and equipment	(95,186)	(28,996)	(122,232)	(60,108)
Purchase of leasehold interest	(173,126)	—	(173,126)	—
Capitalized software development costs	(25,437)	(19,310)	(52,859)	(41,171)
Purchases of available-for-sale securities	(529,038)	(660,051)	(1,127,805)	(660,051)
Sales of available-for-sale securities	223,491	—	376,588	—
Maturities of available-for-sale securities	277,390	—	492,969	—
Purchase of strategic investments	(8,000)	—	(22,000)	—
Sale of strategic investments	76,000	—	78,513	—
Business acquisitions, net of cash acquired	(189,138)	(60,600)	(204,088)	(167,150)
Transfer of net assets under common control	(7,973)	(175,000)	(20,463)	(175,000)
Decrease (increase) in restricted cash	39,858	17,054	(5,142)	206

Net cash used in investing activities	(411,159)	(926,903)	(779,645)	(1,103,274)

Financing activities:
Proceeds from issuance of common stock	110,543	106,132	200,714	215,907
Repurchase of common stock	(132,660)	(113,152)	(280,389)	(144,500)
Excess tax benefits from stock-based compensation	101,256	64,583	151,264	88,501
Shares repurchased for tax withholdings on vesting of restricted stock	(48,666)	(34,677)	(70,578)	(45,583)

Net cash provided by financing activities	30,473	22,886	1,011	114,325

Net increase (decrease) in cash and cash equivalents	82,110	(687,894)	162,079	(417,874)
Cash and cash equivalents at beginning of the period	1,708,934	2,756,481	1,628,965	2,486,461

Cash and cash equivalents at end of the period	$1,791,044	$2,068,587	$1,791,044	$2,068,587

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
License	$464,806	$323,665	$883,805	$635,842
Services	456,404	350,239	881,126	671,595

	921,210	673,904	1,764,931	1,307,437

Operating expenses (1):
Cost of license revenues	48,928	40,269	104,946	80,390
Cost of services revenues	103,547	77,883	197,426	146,412
Research and development	189,241	161,756	358,404	299,868
Sales and marketing	314,560	231,662	617,484	448,491
General and administrative	78,042	61,153	146,277	128,909

Operating income	186,892	101,181	340,394	203,367
Investment income	3,715	995	7,121	1,680
Interest expense with EMC, net	(972)	(957)	(1,931)	(1,858)
Other income (expense), net	56,639	(4,275)	56,804	(8,606)

Income before income taxes	246,274	96,944	402,388	194,583
Income tax provision	26,116	22,406	56,418	41,624

Net income	$220,158	$74,538	$345,970	$152,959

Net income per weighted-average share, basic for Class A and Class B	$0.52	$0.18	$0.83	$0.38

Net income per weighted-average share, diluted for Class A and Class B	$0.51	$0.18	$0.80	$0.37

Weighted-average shares, basic for Class A and Class B	419,657	407,931	418,557	405,089
Weighted-average shares, diluted for Class A and Class B	430,473	422,333	429,984	418,476

(1) Includes stock-based compensation as follows:
Cost of license revenues	$438	$390	$904	$775
Cost of services revenues	5,740	4,057	11,328	8,214
Research and development	46,074	39,445	87,958	74,168
Sales and marketing	23,264	15,452	45,787	31,499
General and administrative	9,926	8,492	20,038	16,877

VMware, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,791,044	$1,628,965
Short-term investments	1,912,109	1,694,675
Accounts receivable, net of allowance for doubtful accounts of $3,581 and $4,519	592,322	614,726
Due from EMC, net	29,994	55,481
Deferred tax asset	124,595	100,689
Other current assets	175,584	203,119

Total current assets	4,625,648	4,297,655
Property and equipment, net	485,950	419,065
Capitalized software development costs, net and other	169,876	151,945
Deferred tax asset	116,917	149,126
Intangible assets, net	429,182	210,928
Goodwill	1,714,984	1,568,600

Total assets	$7,542,557	$6,797,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,705	$58,913
Accrued expenses and other	541,428	459,813
Unearned revenue	1,358,225	1,270,426

Total current liabilities	1,961,358	1,789,152
Note payable to EMC	450,000	450,000
Unearned revenue	719,931	589,668
Deferred tax liability	5,378	30,096
Other liabilities	105,455	129,960

Total liabilities	3,242,122	2,988,876
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01; authorized 2,500,000 shares; issued and outstanding 121,588 and 116,701 shares	1,216	1,167
Class B convertible common stock, par value $.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3,000	3,000
Additional paid-in capital	3,119,331	2,955,971
Accumulated other comprehensive income	2,248	19,635
Retained earnings	1,174,640	828,670

Total stockholders’ equity	4,300,435	3,808,443

Total liabilities and stockholders’ equity	$7,542,557	$6,797,319

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended June 30, 2011

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items and Other	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Gain on Sale of Terremark (2)	Tax Adjustment (3)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$48,928	(438)	(43)	(11,104)	—	(19,807)	—	—	—	$17,536
Cost of services revenues	$103,547	(5,740)	(502)	(1,242)	—	—	—	—	—	$96,063
Research and development	$189,241	(46,074)	(3,773)	(797)	—	29,594	(4,157)	—	—	$164,034
Sales and marketing	$314,560	(23,264)	(2,254)	(2,426)	—	—	—	—	—	$286,616
General and administrative	$78,042	(9,926)	(618)	(36)	(1,210)	—	—	—	—	$66,252

Operating income	$186,892	85,442	7,190	15,605	1,210	(9,787)	4,157	—	—	$290,709
Operating margin	20.3%	9.3%	0.8%	1.7%	0.1%	-1.2%	0.6%	—	—	31.6%

Other income, net	$56,639							(56,000)		$639

Income before income taxes	$246,274	85,442	7,190	15,605	1,210	(9,787)	4,157	(56,000)	—	$294,091

Income tax provision	$26,116								32,702	$58,818
Tax rate	10.6%									20.0%

Net income	$220,158	85,442	7,190	15,605	1,210	(9,787)	4,157	(56,000)	(32,702)	$235,273

Net income per weighted-average share, basic for Class A and Class B (4)	$0.52	$0.20	$0.02	$0.04	$—	$(0.02)	$0.01	$(0.13)	$(0.08)	$0.56

Net income per weighted-average share, diluted for Class A and Class B (5)	$0.51	$0.20	$0.02	$0.04	$—	$(0.02)	$0.01	$(0.13)	$(0.08)	$0.55

(1)	For the second quarter of 2011, we capitalized $29.6 million (including $4.2 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $19.8 million for the second quarter of 2011.
(2)	VMware realized a gain of $56.0 million on the sale of its investment in Terremark Worldwide, Inc.
(3)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(4)	Calculated based upon 419,657 basic weighted-average shares for Class A and Class B.
(5)	Calculated based upon 430,473 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended June 30, 2010

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items and Other	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$40,269	(390)	(25)	(5,611)	—	(21,236)	—	—	$13,007
Cost of services revenues	$77,883	(4,057)	(122)	(1,471)	—	—	—	—	$72,233
Research and development	$161,756	(39,445)	(1,719)	(627)	—	18,594	(2,691)	—	$135,868
Sales and marketing	$231,662	(15,452)	(724)	(598)	—	—	—	—	$214,888
General and administrative	$61,153	(8,492)	(365)	(38)	(900)	—	—	—	$51,358

Operating income	$101,181	67,836	2,955	8,345	900	2,642	2,691	—	$186,550
Operating margin	15.0%	10.1%	0.4%	1.2%	0.2%	0.4%	0.4%	—	27.7%

Income before income taxes	$96,944	67,836	2,955	8,345	900	2,642	2,691	—	$182,313

Income tax provision	$22,406							17,703	$40,109
Tax rate	23.1%								22.0%

Net income	$74,538	67,836	2,955	8,345	900	2,642	2,691	(17,703)	$142,204

Net income per weighted-average share, basic for Class A and Class B (3)	$0.18	$0.17	$0.01	$0.02	$—	$—	$0.01	$(0.04)	$0.35

Net income per weighted-average share, diluted for Class A and Class B (4)	$0.18	$0.16	$0.01	$0.02	$—	$—	$0.01	$(0.04)	$0.34

(1)	For the second quarter of 2010, we capitalized $18.6 million (including $2.7 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $21.2 million for the second quarter of 2010.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 407,931 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 422,333 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Six Months Ended June 30, 2011

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items and Other	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Gain on Sale of Terremark (2)	Tax Adjustment (3)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$104,946	(904)	(67)	(20,144)	—	(48,272)	—	—	—	$35,559
Cost of services revenues	$197,426	(11,328)	(879)	(2,484)	—	—	—	—	—	$182,735
Research and development	$358,404	(87,958)	(5,844)	(1,594)	—	61,898	(9,039)	—	—	$315,867
Sales and marketing	$617,484	(45,787)	(3,307)	(4,515)	—	—	—	—	—	$563,875
General and administrative	$146,277	(20,038)	(857)	(72)	(1,382)	—	—	—	—	$123,928

Operating income	$340,394	166,015	10,954	28,809	1,382	(13,626)	9,039	—	—	$542,967
Operating margin	19.3%	9.4%	0.6%	1.6%	0.1%	-0.7%	0.5%	—	—	30.8%

Other income, net	$56,804							(56,000)		804

Income before income taxes	$402,388	166,015	10,954	28,809	1,382	(13,626)	9,039	(56,000)	—	$548,961

Income tax provision	$56,418								53,374	$109,792
Tax rate	14.0%									20.0%

Net income	$345,970	166,015	10,954	28,809	1,382	(13,626)	9,039	(56,000)	(53,374)	$439,169

Net income per weighted-average share, basic for Class A and Class B (4)	$0.83	$0.40	$0.03	$0.07	$—	$(0.03)	$0.01	$(0.13)	$(0.13)	$1.05

Net income per weighted-average share, diluted for Class A and Class B (5)	$0.80	$0.39	$0.03	$0.07	$—	$(0.03)	$0.01	$(0.13)	$(0.12)	$1.02

(1)	For the first half of 2011, we capitalized $61.9 million (including $9.0 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $48.3 million for the first half of 2011.
(2)	VMware realized a gain of $56.0 million on the sale of its investment in Terremark Worldwide, Inc.
(3)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(4)	Calculated based upon 418,557 basic weighted-average shares for Class A and Class B.
(5)	Calculated based upon 429,984 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Six Months Ended June 30, 2010

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items and Other	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$80,390	(775)	(37)	(8,722)	—	(44,917)	—	—	$25,939
Cost of services revenues	$146,412	(8,214)	(177)	(1,728)	—	—	—	—	$136,293
Research and development	$299,868	(74,168)	(2,702)	(1,100)	—	44,635	(6,871)	—	$259,662
Sales and marketing	$448,491	(31,499)	(1,061)	(1,038)	—	—	—	—	$414,893
General and administrative	$128,909	(16,877)	(576)	(76)	(2,139)	—	—	—	$109,241

Operating income	$203,367	131,533	4,553	12,664	2,139	282	6,871	—	$361,409
Operating margin	15.6%	10.1%	0.3%	1.0%	0.1%	—	0.5%	—	27.6%

Income before income taxes	$194,583	131,533	4,553	12,664	2,139	282	6,871	—	$352,625

Income tax provision	$41,624							35,954	$77,578
Tax rate	21.4%								22.0%

Net income	$152,959	131,533	4,553	12,664	2,139	282	6,871	(35,954)	$275,047

Net income per weighted-average share, basic for Class A and Class B (3)	$0.38	$0.32	$0.01	$0.03	$0.01	$—	$0.02	$(0.09)	$0.68

Net income per weighted-average share, diluted for Class A and Class B (4)	$0.37	$0.31	$0.01	$0.03	$0.01	$—	$0.02	$(0.09)	$0.66

(1)	For the first half of 2010, we capitalized $44.6 million (including $6.9 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $44.9 million for the first half of 2010.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 405,089 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 418,476 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

REVENUE BY TYPE

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
License	$464,806	$323,665	$883,805	$635,842
Services:
Software maintenance	386,329	290,429	750,135	557,673
Professional services	70,075	59,810	130,991	113,922

Total services	456,404	350,239	881,126	671,595

	$921,210	$673,904	$1,764,931	$1,307,437

Percentage of revenues:
License	50.5%	48.0%	50.1%	48.6%
Services:
Software maintenance	41.9%	43.1%	42.5%	42.7%
Professional services	7.6%	8.9%	7.4%	8.7%

Total services	49.5%	52.0%	49.9%	51.4%

	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

For the Three Months Ended June 30, 2011 and 2010

(in thousands)

(unaudited)

	For the Three Months Ended June 30,
	2011	2010
GAAP cash flows from operating activities	$462,796	$216,123
Capitalized software development costs	(25,437)	(19,310)
Excess tax benefits from stock-based compensation	101,256	64,583
Capital expenditures	(95,186)	(28,996)

Free cash flows	$443,429	$232,400

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

For the Trailing Twelve Months Ended June 30, 2011 and 2010

(in thousands)

(unaudited)

	For the Trailing Twelve Months Ended June 30,
	2011	2010
GAAP cash flows from operating activities	$1,544,027	$1,054,132
Capitalized software development costs	(75,837)	(65,102)
Excess tax benefits from stock-based compensation	286,220	110,242
Capital expenditures	(193,819)	(97,815)

Free cash flows	$1,560,591	$1,001,457

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, we have disclosed in this press release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP net income, non-GAAP operating margin, free cash flows and trailing twelve-month free cash flows. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of intangible assets, acquisition related items, the net effect of the amortization and capitalization of software development costs and the gain that VMware realized upon its sale of its investment in Terremark Worldwide, Inc. during the second quarter of fiscal 2011, each as discussed below.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude expenses that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flows provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•

Stock-based compensation. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the future exercise or termination of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of our core business and to facilitate comparison of our results to those of peer companies. In addition, we account for stock-based compensation under GAAP, which requires that we report the excess income tax benefit from stock-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flows in order to generally classify cash flows arising from income taxes as operating cash flows.

•

Employer payroll tax on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond our control and do not correlate to the operation of the business.

•

Amortization of intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets, provides investors and others with a consistent basis for comparison across accounting periods.

•

Acquisition related items. Acquisition related items include direct costs of acquisitions, such as transaction fees, which vary significantly and are unique to each acquisition. Additionally, VMware does not acquire businesses on a predictable cycle.

•

Amortization and capitalization of software development costs. Amortization and capitalization of software development costs can vary significantly depending upon the timing of products reaching technological feasibility and being made generally available. In addition, we exclude the capitalization of software from our free cash flows to better convey management’s view of operating cash flows. If we did not capitalize costs under generally accepted accounting guidance, our GAAP operating cash flows would be lower as a result of additional expense recognized within net income and paid out in cash during the period.

•

Gain on sale of Terremark investment. In the second quarter of 2011, we sold our investment in Terremark Worldwide, Inc., which was acquired by Verizon in a cash transaction, and realized a gain of $56.0 million. Our investment in Terremark was made in connection with a business and technical collaboration and was not made to seek an investment gain or to fund our business operations. To the extent that sizeable gains or losses are realized on such investments, they do not occur on a predictable cycle. Additionally, the timing of the event that triggered our divestment and whether or not we realized a gain or loss, was not under our control.

Additionally, we believe that the non-GAAP financial measure, free cash flows, is meaningful to investors because we review cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations. As discussed above, we also exclude capitalization of software development costs and the excess income tax benefit from stock-based compensation from our measure of free cash flows.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in costs of revenues and operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.

Revenue Growth in Constant Currency

We have invoiced and collected in the Euro, the British Pound, the Japanese Yen, and the Australian Dollar in their respective regions since May 2009. As a result, our total revenues are affected by changes in the U.S. Dollar against these currencies. In order to provide a comparable framework for assessing how our business performed excluding the effect of foreign currency fluctuations, management analyzes year-over-year revenue growth on a constant currency basis. Since all of our entities operate with the U.S. Dollar as their functional currency, revenues for orders booked in currencies other than U.S. Dollars are converted into unearned revenue at the exchange rate in effect for the month in which each order is booked. We calculate constant currency on license revenues recognized during the current period that were originally booked in currencies other than U.S. Dollars by comparing the exchange rates at which the revenue was recognized against the exchange rate that was used in the comparable period. We do not calculate constant currency on services revenues, which include software maintenance revenues and professional services revenues.

Contacts:

Michael Haase

VMware Investor Relations

mhaase@vmware.com

650-427-2875

Gloria Lee

VMware Investor Relations

glee@vmware.com

650-427-3267

Joan Stone

VMware Global Communications

joanstone@vmware.com

650-427-4436